Exhibit 3.0

Articles of Incorporation
Sonterra Energy Corporation
Corporations Section
Filed Secretary of State
State of Texas
October 2, 2003

                          ARTICLES OF INCORPORATION OF
                           SONTERRA ENERGY CORPORATION

                                    ARTICLE I
                                      NAME

     1.01 The name of the corporation is Sonterra Energy Corporation.

                                   ARTICLE II
                                    DURATION

     2.01 The period of its duration is perpetual

                                   ARTICLE III
                                    PURPOSES

     3.01 The purpose or purposes for which the corporation is organized are for the transaction of any or all lawful business which corporations may engage in under the laws of Texas including but not limited to the following:

     a. To carry on any business or any other legal or lawful activity to that the Board of Directors may decide.

     b. To acquire, own, use, convey and otherwise dispose of and deal in real property or any interest therein.

     c. To manufacture, buy, sell and generally deal in goods, wares and merchandise of every class and description, both real and personal and tangible.

     d. To buy, rent, sell, manufacture, produce, assemble, distribute, repair and service any and all products or services in which the company desires to engage.

     e. To do such other things as are incidental to the foregoing or desirable in order to accomplish the purpose for which the corporation was formed. f. To have and exercise all rights and powers that are now or may hereafter be granted to a corporation by law.

     3.02 The foregoing shall be construed as objects, purposes and powers, and enumeration thereof shall not be held to limit or restrict in any manner the powers hereafter conferred on this corporation by the laws of the State of Texas.

     3.03 The corporation may in its bylaws confer powers, not in conflict with law, upon its directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon them by statute.

                                   ARTICLE IV
                                AUTHORIZED SHARES

     4.01 The aggregate number of shares which the corporation has authority to issue is 1,000 shares at a par value of $ 1 per share.

                                    ARTICLE V
                      CAPITALIZATION AND ISSUANCE OF STOCK

     5.01 The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least $ 1,000.

                                   ARTICLE VI
                          REGISTERED AGENT AND ADDRESS

     6.01 The name of the corporation's initial Registered Agent is Michael R. Ward.

     6.02 The address of the corporation's initial registered office is [address deleted for privacy purposes] San Antonio, Texas 78216.

                                   ARTICLE VII
                                    DIRECTORS

     7.01 The number of directors constituting the initial board of directors is one and the names and addresses of the persons who are to serve as initial directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

     Michael R. Ward, [address deleted for privacy] San Antonio, Texas 78216

                                  ARTICLE VIII
                                 INDEMNIFICATION

     8.01 The corporation shall indemnify every director or officer, his or her heirs, executors and administrators, against expenses actually and reasonably incurred by him or her, as well as any amount paid upon a judgment, in connection with any action, suit or proceeding, civil or criminal, to which he or she may be made a party to by reason of having been a director or officer of the corporation.

     8.02 This indemnification is being given since the directors will be requested to act by the corporation, for the corporation's benefit.

     8.03 The indemnification shall not be exclusive of other rights to which the director may be entitled.

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.01 No contract or other transaction between the corporation and any other corporation shall be affected by the fact that one or more of the directors or officers of this corporation is interested in or is a director or officer of such other corporation.

                                    ARTICLE X
                                  INCORPORATOR

     10.01 The name and address of the incorporator is Michael R. Ward.

     For the purpose of forming a corporation under the laws of the State of Texas, I, the undersigned incorporator of this corporation have executed these Articles of Incorporation on October 1, 2003.


                                                   -----------------------------
                                                   Michael R. Ward, Incorporator

State of Texas
County of Bexar

     This instrument was acknowledged before me on _______ day of _____________ by Michael R. Ward.

                  Notary Public's Signature:


                  ------------------------------------
                  Notary Public for the State of Texas
                  My commission expires: __________